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JDS Uniphase Revises Outlook

Ottawa, Canada and San Jose, California - June 14, 2001 - JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) today revised its outlook for the current and forthcoming quarter.

The Company anticipates sales for its fourth quarter ending June 30, 2001 will be approximately $600 million as compared to earlier guidance of $700 million. This revised outlook reflects continued weakness in telecommunications carrier spending and inventory reductions by the Company's system provider customers.

JDS Uniphase anticipates sales of $450 million for its first quarter of fiscal 2002 ending September 29, 2001. The Company is carefully reviewing its expense structure in connection with the preparation of its fiscal 2002 operating plan to determine the changes, including additional charges under the Company's previously announced Global Realignment Plan, required to respond to this revised sales forecast. The Company is not providing guidance for later periods at this time.

The lowered sales forecast will cause the Company to record inventory write- downs in its fourth quarter ending June 30, 2001. The Company reserves inventory amounts for specific components and modules with on hand balances in excess of six months' supply, and the lowered forecast will require an increase in excess inventory reserves of $225 to $250 million. The inventory write-downs are expected to result in a fourth quarter pro forma loss of $0.06 to $0.08 per share after exclusion of merger & acquisition related charges and charges resulting from the Company's Global Realignment Program. Absent the inventory write-downs, the Company anticipates such pro forma results would be profitable.

"The business downturn has been rapid, steep and unprecedented, and the continuing lack of visibility from our customers suggests to us that a cautious outlook continues to be warranted for the short term," stated Jozef Straus, Co- chairman, President and CEO. "At present, order levels clearly reflect lower carrier capital spending and the resulting desire of our customers to reduce inventories sharply. However, new product design activity with our customers remains vigorous, and we are committed to providing them with leading- edge, next-generation solutions. We believe that, with our new product programs and our Global Realignment Program, we will emerge as an even stronger leader in our industry as the business climate improves. We remain confident in the longer-term health of our industry and the continued rapid growth in the demand for bandwidth."

The Company's balance sheet remains sound with over $1.4 billion in cash and money market instruments. The Company has not raised funds recently with debt or equity financing.

JDS Uniphase is a high-technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiberoptic communications market. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsuniphase.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to any statement or implication as to (1) anticipated sales for the current quarter and the first quarter of fiscal 2002, anticipated expense levels, and anticipated inventory levels and reserves for excess inventory (including, without limitation, the sufficiency of such reserves), (2) the amount of the expected fourth quarter pro forma loss and the anticipation as to profitability in the absence of inventory write-downs, (3) the Company's ability to respond to the business downturn through the new product programs and Global Realignment Program, (4) the cost of the Global Realignment Program, as well as the ability of the Company to implement this program and to realize any benefits anticipated therefrom, (5) the status of the industry downturn, the extent and timing of any future upturn or growth and the belief that the demand for bandwidth will continue to grow in the future, and (6) the Company's ability to support and supply its customers with leading edge products and to remain competitive and a leader in its industry. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (1) the Company's ongoing integration efforts, including, among other things, the Global Realignment Program, may not be successful in achieving their expected benefits, may be insufficient to align the Company's operations with customer demand and the changes affecting our industry, or may be more costly than currently anticipated; (2) due to the current economic slowdown, in general, and setbacks in our customers' businesses, in particular, our ability to predict the Company's financial performance for future periods is far more difficult than in previous periods; and (3) our ongoing efforts to reduce product costs to our customers, through automation and other improved manufacturing processes may be unsuccessful. For more information on these and other risks affecting our business, please refer to the "Risk Factors'' Section in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.